Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Trustees of NSTAR:

We have reviewed the accompanying condensed consolidated balance sheet of NSTAR (the “Company”) and its subsidiaries as of September 30, 2005, and the related condensed consolidated statements of income and retained earnings for each of the three-month and nine-month periods ended September 30, 2005 and September 30, 2004 and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2005 and September 30, 2004.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, comprehensive income, retained earnings, and of cash flows for the year then ended, management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2004; and in our report dated February 18, 2005, we expressed unqualified opinions thereon.  The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 7, 2005